Exhibit 21.1

Upon the consummation of this offering, the following entities will become subsidiaries of Academy Sports and Outdoors, Inc.

Entity Name	Jurisdiction of Incorporation or Organization

ACADEMY, LTD	TEXAS

NEW ACADEMY HOLDING COMPANY, LLC	DELAWARE